Exhibit 10.12

EXECUTION COPY

EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT

AGREEMENT, dated as of the 30th day of June, 2006, by and among Hawkeye Renewables, LLC, a Delaware limited liability company (the “Company”), Hawkeye Intermediate, LLC, a Delaware limited liability company (“Holdings”), Hawkeye Holdings, Inc., a Delaware corporation (“IPO Corp.”), and Timothy Callahan (the “Executive”).

WHEREAS, the Company is engaged primarily in the business of constructing, owning, managing and operating ethanol plants (the “Business”);

WHEREAS, the Company and Holdings have entered into a Membership Interest Purchase Agreement dated as of May 11, 2006 (the “Purchase Agreement”) among the Company, Holdings, Hawkeye Holdings, L.L.C. (the “Seller”), THL Hawkeye Acquisition Partners (“THL”), THL Acquisition Partners II (“THL II”), THL Acquisition Partners III (“THL III”, collectively with THL and THL II, the “Investors”) and the other parties thereto (the “Transaction”);

WHEREAS, the Company desires to continue to engage the services of the Executive and the Executive desires to continue to be employed by the Company until the Conversion (as defined below);

WHEREAS, IPO Corp. desires to engage the services of the Executive and the Executive desires to continue to be employed by the IPO Corp. from and after the Conversion as defined below;

WHEREAS, the Company and IPO Corp. desire to be assured that the unique and expert services of the Executive will be substantially available to the Company and IPO Corp., and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and

WHEREAS, the Company and IPO Corp. desire to be assured that the confidential information and good will of the Company and IPO Corp. will be preserved for the exclusive benefit of the Company and IPO Corp.;

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Holdings and the Executive agree as follows:

Section 1.               Employment and Position.  Subject to Section 2, the Company hereby agrees to employ the Executive as its Senior Vice President — Finance & Business Development, and the Executive hereby agrees to such employment under and subject to the terms and conditions hereinafter set forth.  From and after the date that the equity securities of Holdings are converted to common stock of IPO Corp. in accordance with Section 3.6 of the Securityholders Agreement (the “Conversion”), all references to Company in this Agreement shall mean IPO Corp.  In no event will the substitution of IPO Corp. as the Company under this Agreement constitute a termination of employment under this Agreement.

Section 2.               Term.  The term of employment under this Agreement shall begin on the date hereof and, unless sooner terminated as provided in Section 6, shall conclude on the three year anniversary of the date hereof (the “Term”).  The Term shall automatically renew for an additional one year period at the end of the initial Term and each successive year thereafter unless either party provides the other with written notice of termination at least 30 days’ prior to the end of such initial Term or successive one year term thereafter.

Section 3.               Duties.  The Executive shall perform services in a managerial capacity in a manner consistent with the Executive’s position as Senior Vice President — Finance & Business Development, subject to the direction of the Chief Executive Officer and President of the Company and the general supervision of the Board of Directors of the Company (the “Board”) and the terms of the Amended and Restated Limited Liability Company Agreement dated the date hereof, among the Executive, Holdings, the Seller, the Investors and the other parties thereto (the “LLC Agreement”), the Limited Liability Company Securityholders Agreement dated the date hereof, among the Executive, Holdings, the Seller, the Investors and the other parties thereto (the “Securityholders Agreement”) and, after the date of the Conversion, the by-laws of IPO Corp.; provided, however, that no amendment or modification of the LLC Agreement, the Securityholders Agreement or the by-laws of IPO Corp. after the date hereof which would have the effect of altering any of the terms of this Agreement shall be effective without the consent of the Executive.  The Executive hereby agrees to devote his full business time and best efforts to the faithful performance of such duties and to the promotion and forwarding of the business and affairs of the Company for the Term.

Section 4.               Compensation; Equity Participation.

Section 4.01           Compensation.  (a) Salary.  In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary at the rate of $225,000 per calendar year (the “Base Salary”).  The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried executives and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions.  The Board will review annually the Base Salary payable to Executive hereunder and may, in its sole discretion, increase but not decrease, the Executive’s rate of compensation.  Any such increased Base Salary shall be and become the “Base Salary” for purposes of this Agreement.

                (b)           Annual Bonus.  During the Term, the Executive shall be eligible to receive an annual bonus in an amount up to two hundred percent (200%) of the Base Salary (the “Annual Bonus”).  The Annual Bonus shall be calculated and payable in accordance with and based on operating performance targets established by the Board by reference to the budget approved from time to time by the Board for such fiscal year (the “Annual Budget”).  The Annual Bonus will be calculated and payable in accordance with formula to be agreed to by the Company and the Executive after the date hereof.  The parties each will use their commercially reasonable efforts (including taking the actions described in Section 13.01 hereof) to structure and pay such Annual Bonus so as to comply with the requirements of Internal Revenue Code Section 409A in order to ensure that any amounts paid or payable as an Annual Bonus are not subject to the additional 20% income tax.  The Annual Bonus shall be paid within thirty (30) days after receipt of audited financial statements by the Company for the applicable fiscal year.  For purposes of determining any Annual Bonus for 2006, such Annual Bonus shall be pro rated based on the date of commencement of employment.  Any compensation paid to the Executive as the Annual Bonus shall be in addition to the Base Salary.  Annual Bonus performance criteria are subject to annual review and change by the Board relative to key strategic objectives for the year; provided that, the Executive’s Annual Bonus opportunity provided for hereunder (i.e., the percentage of Base Salary) may not be modified without the Executive’s prior written consent.  Upon calculation of the Annual Bonus, the Board shall be provided with a summary of the Executive’s compensation and other payments received by the Executive from the Company for the preceding fiscal year, including but not limited to, Base Salary, Annual Bonus, expenses, and related party transactions.

Section 4.02:  Profits Interest.   The Executive shall be granted on the date hereof 650,000 Class B common units in Holdings representing 1.499% of the outstanding common equity interests of Holdings on the date hereof (the “Employee Units”).  The Employee Units shall participate in distribution of Holdings and shall be subject to vesting and the other terms contained in (i) the LLC Agreement, and (ii) that certain Restricted Unit Agreement of even date between the Executive and Holdings (“Restricted Unit Agreement”), which is incorporated herein by reference.

Section 5.   Benefits.  In addition to the compensation detailed in Section 4 of this Agreement, the Executive shall be entitled to the following additional benefits:

Section 5.01.  Paid Vacation.  The Executive shall be entitled to 15 paid vacation days per calendar year, such vacation to extend for such periods and shall be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties hereunder.

Section 5.02.          Insurance Coverage.  During the Term, the Executive and the Executive’s family shall be eligible for participation in and shall receive benefits under welfare benefit plans, practices, policies and programs provided by the Company which provide benefits and coverage levels which are at least equal to the benefits and coverage levels made available to executives of the Company immediately prior to the date hereof.  The Company may, at its election and for its benefit, insure the Executive against disability, accidental loss or death and the Executive shall submit to such physical examinations and supply such information as may be required in connection therewith.

Section 5.03.          Relocation; Reimbursement of Expenses.  (a) Until the earlier to occur of (i) six (6) months from the date hereof, and (ii) the Executive relocating to permanent housing in Iowa, the Company will pay (A) the reasonable cost of temporary housing for the Executive and (B) reasonable out-of-pocket travel expenses to enable the Executive to commute on a weekly basis from his current residence in New York to Iowa.   In addition, the Company shall reimburse the Executive for the reasonable out-of-pocket expenses of a professional moving company in moving the Executive’s belongings to a new permanent residence in Iowa.

Section 5.04.          Reimbursement of Expenses.  The Company shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of his duties hereunder upon presentation of proper receipts or other proof of expenditure and subject to such guidelines established by the Company from time to time.  The Executive shall comply with such guidelines and reporting requirements with respect to such expenses as the Board may establish from time to time.

Section 5.05.          Other Benefit Plans.  During the Term, the Executive shall be entitled to participate in all incentive, savings, retirement and pension plans, practices, policies and programs applicable generally to other executives of the Company, including but not limited to, an equity incentive plan maintained by the Company; provided, however, that if the Company does not provide retirement or pension plans after the date of the Conversion, the Executive shall be entitled to participate in any such plans that may, in the Company’s discretion, be maintained by Hawkeye Renewables, LLC.

Section 6.               Termination.  This Agreement shall be terminated at the end of the Term or earlier as follows:

Section 6.01.          Death.  This Agreement shall automatically terminate upon the death of the Executive.

Section 6.02.          Permanent Disability.  In the event of any physical or mental disability of the Executive rendering the Executive unable to perform his duties hereunder for a period of at least 120 days out of any twelve-month period (a “Disability”), this Agreement shall terminate automatically.  Any determination of Disability shall be made by the Board in consultation with a qualified physician or physicians selected by the Board and reasonably acceptable to the Executive.  The failure of the Executive to submit to a reasonable examination by such physician or physicians shall act as an estoppel to any objection by the Executive to the determination of disability by the Board.

Section 6.03.          By the Company For Cause.  The employment of the Executive may be terminated by the Company for Cause (as defined below) at any time effective upon written notice to the Executive.  For purposes hereof, the term “Cause” shall mean:

(a)           the Executive’s admission, confession, or plea bargain to or conviction in a court of law of any felony or other crime involving moral turpitude or the Executive’s commission of any other act or any omission to act involving dishonesty or fraud involving the Company which is material;

(b)           engaging in conduct that is demonstrably and materially injurious to the business, reputation, character, or community standing of the Company;

(c)           continued material failure to perform the duties described in Section 3 for 15 days after written notice from the Company to the Employee providing a detailed description of the failure constituting cause;

(d)           gross negligence or willful misconduct with respect to the Company that is demonstrably and materially injurious to the Company; or

(e)           breach of any restrictive covenant with the Company not cured within 15 days of written notice from the Company to the Executive providing a detailed description of the activities constituting Cause.

Section 6.04.          By the Company without Cause.  The Company may terminate the Executive’s employment at any time without Cause effective upon 60 days prior written notice to the Executive, provided that, in lieu of such prior written notice, the Company may continue to pay the Executive’s compensation and provide the benefits contemplated hereunder for such 60-day period and for purposes of Section 7.02 the Executive’s termination date shall be considered to be the end of such 60-day period.  Expiration or termination of the Term as provided for in Section 2 shall not constitute termination without Cause.

Section 6.05.          By the Executive Voluntarily.  The Executive may terminate this Agreement at any time without Good Reason effective upon at least 60 days prior written notice to the Company.

Section 6.06.          By the Executive for Good Reason.  The Executive may terminate this Agreement effective upon written notice to the Company for Good Reason.  Such notice must provide a detailed explanation of the Good Reason.  Any such termination shall be treated for purposes of this Agreement as a termination by the Company without Cause.  For this purpose, the term “Good Reason” shall mean:  (i) a material diminution in or assignment of duties inconsistent with Executive’s position prior to the date of this Agreement or a change in the Executive’s direct reporting relationship, provided, however, that a change in title shall not itself be considered a material diminution; (ii)  a reduction in Base Salary or a reduction in Annual Bonus (it being understood that the failure to receive an Annual Bonus or a reduced Annual Bonus due to failure to meet applicable performance targets shall not be considered a reduction in Annual Bonus hereunder); or (iii) any breach of this Agreement by Company, provided, the Company is provided written notice of such breach by Executive and is provided 15 days to cure such breach; or (iv) any material breach of the Securityholders’ Agreement or LLC Agreement by the Company which has an adverse impact upon Executive and which is not cured within 15 days after written notice of such breach is provided by Executive to the Company.

Section 7.               Termination Payments and Benefits.

Section 7.01.          Death, Voluntary Termination, Termination For Cause.  Upon any termination of this Agreement either (i) voluntarily by the Executive other than for Good Reason, (ii) by the Company for Cause as provided in Section 6.03 or (iii) as a result of the Executive’s death or permanent Disability, except as otherwise specifically provided, all payments, salary and other benefits hereunder shall cease at the effective date of termination.  Notwithstanding the foregoing, the Executive shall be entitled to receive from the Company (i) all salary earned or accrued through the date the Executive’s employment is terminated, (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive through the date the Executive’s employment is terminated and (iii) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company or Holdings, including any earned and accrued, but unused vacation pay ((i) through (iii) collectively, “Accrued Benefits”), except that, for this purpose, Accrued Benefits shall not include any entitlement to severance under any Company severance policy generally applicable to the Company’s salaried employees.  In addition, in the event of the Executive’s death or Disability, the Executive (or his estate, executors, administrators, heirs, beneficiaries and legal representatives, or family as the case may be) shall be entitled to receive (i) an amount equal to (a) the projected Annual Bonus for the year in which the termination occurs (calculated as set forth in Section 7.02 below) multiplied by  a fraction, the numerator of which is the number of days in the current fiscal year prior to the date of the termination, and the denominator of which is 365 and (ii) at no cost to the Executive or his family, the same or equivalent medical, dental, and life insurance coverages as in effect for the Executive and his family immediately prior to the termination of his employment for a period of twelve (12) months after the Executive’s termination of employment after which time, the Executive’s and his family’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) shall apply.

Section 7.02.          Termination without Cause or for Good Reason.  In the event that this Agreement is terminated by the Company without Cause or by the Executive for Good Reason, except as otherwise specifically provided, all payments, salary and other benefits hereunder shall cease at the effective date of termination.  Notwithstanding the foregoing, the Executive shall be entitled to receive, (i) his Accrued Benefits, except that, for this purpose, Accrued Benefits shall not include any entitlement to severance under any Company severance policy generally applicable to the Company’s salaried employees, (ii) as long as the Executive does not violate the provisions of Section 8 and Section 9 hereof, severance pay equal to (a) the Executive’s then current monthly Base Salary, payable in accordance with the Company’s regular pay schedule, for twelve (12) months from the date of termination of employment, plus (b) a lump sum cash payment in an amount equal to the Executive’s projected Annual Bonus for the fiscal year in which the termination occurs (with the amount of such Annual Bonus being determined based on the Company’s actual year-to-date performance (through the end of the month immediately preceding termination) compared to the Company’s year-to-date targets (through the end of the month immediately preceding termination), as set forth in the Company’s Annual Budget, and (iii)  at no cost to the Executive or his family, the same or equivalent medical, dental, and life insurance coverages as in effect for the Executive and his family immediately prior to the termination of his employment, until the earlier of (a) the expiration of the period for which he receives severance pay pursuant to clause (ii) above or (b) the date the Executive has commenced new employment and has thereby become eligible for comparable benefits, subject to the Executive’s rights under COBRA.

Section 7.03.          Accrued Benefits.  Notwithstanding anything else herein to the contrary, all Accrued Benefits to which the Executive (or his estate or beneficiary) is entitled shall be payable in cash promptly upon termination, except as otherwise specifically provided herein, or under the terms of any applicable policy, plan or program.

Section 7.04.          Survival of Certain Provisions.  Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including, without limitation, the obligations of the Executive under Section 8 and 9 hereof.  The obligation of the Company to make payments to or on behalf of the Executive under Section 7 hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Section 8 and Section 9 hereof.  The Executive recognizes that, except as expressly provided in Section 7, no compensation is earned after termination of employment.

Section 7.05.          No Other Benefits.  Except as specifically provided in this Section 7, the Executive shall not be entitled to any compensation, severance or other benefits from the Company or any of its subsidiaries or affiliates upon the termination of this Agreement for any reason whatsoever.  Acceptance by the Executive of performance by the Company shall constitute full settlement of any claims that the Executive might otherwise assert against the Company, its affiliates or any of their respective shareholders, partners, directors, officers, employees or agents relating to such termination or arising out of this Agreement.  Notwithstanding the foregoing, nothing contained in this Section 7.05 shall be deemed a release by Executive of any benefits he may be entitled to under any other written agreements between the Company and the Executive, including, without limitation, the Restricted Unit Agreement.

Section 8.               Proprietary Information; Inventions in the Field.  For purposes of Sections 8 and 9, “Company” shall include Holdings and its subsidiaries.

Section 8.01.          Proprietary Information.  In the course of service to the Company, the Executive will have access to confidential specifications, know-how, strategic or technical data, marketing research data, product research and development data, manufacturing techniques, confidential customer lists, sources of supply and trade secrets, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its subsidiaries or affiliates.  Such information shall hereinafter be called “Proprietary Information” and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its subsidiaries or affiliates as to which the Executive may have access, whether conceived or developed by others or by the Executive alone or with others during the period of service to the Company, whether or not conceived or developed during regular working hours.  Proprietary Information shall not include (i) any records, data or information which are in the public domain prior to, during or after the period of service by the Executive provided the same are not in the public domain as a consequence of disclosure directly or indirectly by the Executive in violation of this Agreement, or (ii) general industry knowledge or know-how.

Section 8.02.          Fiduciary Obligations.  The Executive agrees that Proprietary Information is of critical importance to the Company and a violation of this Section 8.02 and Section 8.03 would seriously and irreparably impair and damage the Company’s business.  The Executive agrees that he shall keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Company.

Section 8.03.          Non-Use and Non-Disclosure.  The Executive shall not during the Term or at any time thereafter (a) disclose, directly or indirectly, any Proprietary Information to any person other than the Company or executives thereof at the time of such disclosure who, in the reasonable judgment of the Executive, need to know such Proprietary Information or such other persons to the extent required in the course of the Executive’s service to the Company or (b) use any Proprietary Information, directly or indirectly, for his own benefit or for the benefit of any other person or entity other than the Company.  At the termination of his employment, the Executive shall deliver to the Company all notes, letters, documents and records which may contain Proprietary Information which are then in his possession or control and shall destroy any and all copies and summaries thereof.

Section 8.04.          Assignment of Inventions.  The Executive agrees to assign and transfer to the Company or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions in the Field (as defined below), together with all United States and foreign rights with respect thereto, and at the Company’s expense to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on Inventions in the Field and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents and copyrights with respect thereto in the Company, and to assist the Company in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications or copyrights.  For the purposes of this Agreement, the words “Inventions in the Field” shall include any discovery, process, design, development, improvement, application, technique, or invention, whether patentable or copyrightable or not and whether reduced to practice or not, conceived or made by the Executive, individually or jointly with others (whether on or off the Company’s premises or during or after normal working hours) while in the employ of the Company, and which was or is directly or indirectly related to the Business of the Company, or which resulted or results from any work performed by the Executive or agent thereof during the Term.

Section 8.05           Return of Documents.  All notes, letters, documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its affiliates and any copies, in whole or in part, thereof (collectively, the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company.  The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

Section 9.               Restrictions on Activities of the Executive

Section 9.01.          Acknowledgments.  The Executive and Company agree that he is being employed hereunder in a key capacity with the Company and that the Company is engaged in a highly competitive business and that the success of the Company’s business in the marketplace depends upon its goodwill and reputation for quality and dependability.  The Executive and Company further agree that reasonable limits may be placed on his ability to compete against the Company as provided herein to the extent that they protect and preserve the legitimate business interests and good will of the Company.

Section 9.02.          Non-Competition.

Executive shall not, directly or indirectly for one (1) year following termination of employment for any or no reason, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business;

provided, however, that the restrictions contained in this Section 9.02 shall not restrict (A) the acquisition by the Executive, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in the Business, or (B) the Executive from owning, operating, controlling or working for an investment bank which may involve advising on energy (including ethanol) companies or transactions.

Section 9.03.          Non-Solicitation.

Executive agrees he shall not, directly or indirectly, for one (1) year following termination of employment for any or no reason, (a) cause, solicit, induce or encourage any employees of the Company to leave such employment or hire or employ any such individual; or (b) cause, induce or encourage any material client, customer, supplier, or licensor of the Company (including any existing or former customer of the Company and any person that becomes a client or customer of the Company after the Closing Date) to terminate or modify any such actual or prospective relationship.

Section 9.04.          THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIM, IN THE EVENT OF TERMINATION OF HIS EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF SECTION 8 OR 9 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR.

Section 10.  Remedies.  It is specifically understood and agreed that any breach of the provisions of Section 8 or 9 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond.  Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive or preclude the Company from any other remedy.

Section 11.  Severable Provisions.  The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

Section 12.  Notices.  All notices hereunder, to be effective, shall be in writing and shall be delivered by hand, facsimile or mailed by certified mail, postage and fees prepaid, as follows:

If to the Company,
Holdings or IPO Corp.:		Hawkeye Intermediate, LLC
21050 140th Street
Iowa Falls, IA 50126
Facsimile No: (641) 648-8925
Attention: President

With copies to:		Thomas H. Lee Partners, L.P.
100 Federal Street
Boston, MA 02110
Facsimile No: (617) 227-3514
	Attention:	Scott Sperling
Thomas Hagerty
Soren Oberg

Weil, Gotshal & Manges LLP
100 Federal Street
Boston, MA 02110
Facsimile No: (617) 772-8333
Attention: James Westra and Marilyn French

If to the Executive:		Timothy Callahan
309 Garfield Place #2
Brooklyn, NY 11215

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 12.

Section 13.             Miscellaneous.

Section 13.01.        Amendment.  This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral.  This Agreement may not be amended or revised except by a writing signed by the parties.  Notwithstanding any other provision of this Agreement to the contrary, the parties shall in good faith amend this Agreement to the limited extent necessary to comply with the requirements under Internal Revenue Code Section 409A in order to ensure that any amounts paid or payable hereunder are not subject to the additional 20% income tax thereunder while maintaining to the maximum extent practicable the original intent of this Agreement.

Section 13.02.        Assignment and Transfer.  The provisions of this Agreement shall be binding on and shall inure to the benefit of any such successor in interest to the Company and Holdings.  Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive.  However, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.  All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs or representatives.

Section 13.03         Waiver of Breach.  A waiver by the Company or the Executive of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

Section 13.04.        Entire Agreement.  This Agreement (together with the other agreements expressly referenced herein) contain the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements among the parties with respect to such subject matter.

Section 13.05         Withholding.  The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Executive hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

Section 13.06.        Captions.  Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

Section 13.07         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

Section 13.08         Governing Law.  This Agreement shall be construed under and enforced in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

HAWKEYE RENEWABLES, LLC

By:	/s/ Bruce Rastetter
Name: Bruce Rastetter
Title: CEO

HAWKEYE INTERMEDIATE, LLC

By:	/s/ Bruce Rastetter
Name: Bruce Rastetter
Title: CEO

HAWKEYE HOLDINGS, INC.

By:	/s/ Bruce Rastetter
Name: Bruce Rastetter
Title: CEO

/s/ Timothy Callahan
TIMOTHY CALLAHAN